    As filed with the Securities and Exchange Commission on June 4, 2002
                                                      Registration No. 333-88448

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                 Amendment No. 1


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                 CTS CORPORATION
             (Exact name of registrant as specified in its charter)

                   INDIANA                               35-0225010
         (State or other jurisdiction                 (I.R.S. Employer
      of incorporation or organization)            Identification Number)

                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                                 (574) 293-7511
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                             RICHARD G. CUTTER, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                                 (574) 293-7511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   Copies to:

                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                   NORTH POINT
                               901 LAKESIDE AVENUE
                              CLEVELAND, OHIO 44114
                                  (216)586-3939

                                 ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
  TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM         PROPOSED MAXIMUM
     SECURITIES TO BE         AMOUNT TO BE         OFFERING PRICE         AGGREGATE OFFERING           AMOUNT OF
        REGISTERED             REGISTERED           PER UNIT (1)                 PRICE              REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, without par      1,246,699
  value, and associated        shares (3)            $15.40 (3)             $19,199,164 (3)             $1,767 (4)
        rights (2)
=======================================================================================================================


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low price for the common stock on the New York Stock Exchange composite tape for June 3, 2002.

(2) The associated rights to purchase additional shares of common stock or preferred stock, which are attached to the shares of common stock being registered, will be issued for no additional consideration; no additional registration fee is required.

(3) The shares of common stock are issuable upon conversion of the registrant's outstanding 6 1/2% Convertible Subordinated Debentures. The number of shares of common stock to be issued upon conversion of the debentures is based on an initial conversion price of $20.053 per share. In addition, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions, and otherwise in accordance with the terms of the debentures.


(4) A filing fee of $1,838 was paid from the Registrant's account upon the initial filing of this Registration Statement on May 16, 2002.


                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     The information in this prospectus is not complete. The selling stockholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities. Neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion. Dated June 4, 2002

PROSPECTUS

                                 CTS CORPORATION


                                1,246,699 SHARES


                                       OF

                                  COMMON STOCK

                                 ---------------

     This prospectus relates to the offering of the shares of our common stock issuable upon conversion of our outstanding 6 1/2% Convertible Subordinated Debentures. Selling stockholders may offer common stock at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. CTS will not receive any cash proceeds from the selling stockholders' sales of these shares of common stock.

THE COMMON STOCK

     - Our common stock is listed on the New York Stock Exchange under the symbol "CTS."


     - On June 3, 2002, the last reported sale price of our common stock was $14.90.


                                 ---------------

     AS A PROSPECTIVE PURCHASER OF THESE SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION OF "RISK FACTORS" THAT BEGINS ON PAGE 3 OF THIS PROSPECTUS.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON STOCK TO BE DISTRIBUTED UNDER THIS PROSPECTUS, NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                  The date of this prospectus is         , 2002

                      REFERENCES TO ADDITIONAL INFORMATION

     In this prospectus, unless otherwise indicated or the context otherwise requires, "CTS", "we", "us" and "our" refer to CTS Corporation and its consolidated subsidiaries. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we filed with the Securities and Exchange Commission and incorporated by reference into this prospectus by requesting the documents, in writing or by telephone, from the Securities and Exchange Commission or from:

          CTS Corporation
          905 West Boulevard North
          Elkhart, Indiana  46514
          Attn:  Vice President Investor Relations
          Telephone:  (574) 293-7511

See "VIII.  Where You Can Get More Information."



                                TABLE OF CONTENTS

I.        SUMMARY                                                       1
          A.  CTS                                                       1
          B.  Use of Proceeds                                           2
          C.  The Common Stock                                          2
II.       RISK FACTORS                                                  3
          A.  Risk Factors Relating to CTS                              3
          B.  A Warning About Forward-Looking Statements                8
III.      USE OF PROCEEDS                                               8
IV.       SELLING STOCKHOLDERS                                          8
V.        PLAN OF DISTRIBUTION                                         10
VI.       LEGAL MATTERS                                                11
VII.      EXPERTS                                                      11
VIII.     WHERE YOU CAN GET MORE INFORMATION                           11
          A.  Available Information                                    11
          B.  Incorporation of Documents by Reference                  11

                                   I. SUMMARY

     This summary highlights basic information about CTS and the common stock being offered by the selling stockholders, but does not contain all information that may be important to you. You should carefully read the more detailed information and consolidated financial statements and the related notes appearing elsewhere and incorporated by reference in this prospectus.

A. CTS

     We are a global electronic components and electronic assemblies manufacturer. We were established in 1896 as a provider of high-quality telephone products and were incorporated as an Indiana corporation in February 1929. Our principal executive offices are located at 905 West Boulevard North, Elkhart, Indiana 46514, telephone (574) 293-7511. We maintain a website at http://www.ctscorp.com. The information on our website is not incorporated into, and is not a part of, this prospectus.

     We design, manufacture, assemble and sell a broad line of electronic components and custom electronic assemblies primarily for the communications, computer and automotive markets. We operate manufacturing facilities located throughout North America, Asia and Europe. Our product lines serve major markets globally, focused primarily on the needs of original equipment manufacturers. We sell and market our products through our sales engineers, independent manufacturers' representatives and distributors.

     We have two reportable business segments: electronic components and electronic assemblies. Electronic components are products that perform the basic level electronic function for a given product family for use in customer assemblies.

     Electronic components consist principally of:

     - quartz crystals and oscillators and ceramic filters used in cellular handsets, and public infrastructure and networking for the communications market;

     -    automotive sensors and actuators used in the automotive market;

     -    ClearONE(TM) terminators used in the computer market; and

     - potentiometers, resistor networks and switches used to serve multiple markets.

     Electronic assemblies are combinations of electronic components or electronic and mechanical components that, apart from the assembly, may themselves be marketed as separate, stand-alone products. These assemblies represent completed, higher-level functional products to be used in customer end products or assemblies. These products consist principally of:

     - interconnect products such as integrated interconnect systems and backpanels used in mass data storage systems, internet access systems and network servers used in the computer market, and base station infrastructure equipment used in the communications market;

     -    radio frequency integrated modules used in cellular handsets;

     - pointing sticks/cursor controls for personal computers for the computer market; and

     - low temperature cofired ceramics for applications such as global positioning system devices and Bluetooth communications products for the communications market.

     Products within each business segment are principally sold into three major original equipment manufacturer markets: 1) communications, 2) computer and 3) automotive. Other smaller original equipment manufacturer markets include 1) consumer electronics, 2) instruments and controls and 3) defense/aerospace.

                                 ---------------

B. USE OF PROCEEDS

     We will not receive any cash proceeds from the sale of the shares of common stock being offered by the selling stockholders.

C. THE COMMON STOCK


SECURITIES OFFERED....................  1,246,699 shares of CTS common stock, subject to  adjustment.  These shares
                                        will be issued upon conversion of our
                                        outstanding 6 1/2% Convertible
                                        Subordinated Debentures, which were
                                        issued by us in a private placement
                                        transaction in April 2002.


NEW YORK STOCK EXCHANGE
SYMBOL FOR COMMON STOCK...............  CTS.


RISK FACTORS..........................  You should carefully read the "Risk
                                        Factors" section beginning on page 3 of
                                        this prospectus as well as the other
                                        cautionary statements throughout the
                                        entire prospectus, to ensure that you
                                        understand the risks associated with an
                                        investment in the common stock.

                                II. RISK FACTORS

     Investing in our common stock involves significant risks. Before making an investment, you should read and carefully consider the risks and uncertainties described below. The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, and you could lose all or part of your investment.

A. RISK FACTORS RELATING TO CTS

1. WE MAY BE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH COULD MAKE SOME OF OUR PRODUCTS OR PROCESSES OBSOLETE BEFORE WE REALIZE A RETURN ON OUR INVESTMENT.

     The technologies relating to our research and development activities have undergone rapid and significant technological development. Specifically, the market for products in the communications industry is characterized by technological change, frequent new product introductions and enhancements, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable before we can recover any or all of our research, development and commercialization expenses. The life cycles of our products are difficult to estimate.

     Our future success will depend upon our ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of our customers. We may be unsuccessful in developing and marketing new products or product enhancements that respond to technological changes or evolving industry standards. We also cannot assure you that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these new products or product enhancements, or that our new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, our business, results of operations and financial condition could be materially adversely affected.

2. BECAUSE A SUBSTANTIAL PORTION OF OUR SALES COMES FROM CUSTOMERS IN THE COMMUNICATIONS, COMPUTER AND AUTOMOTIVE INDUSTRIES, WE ARE SUSCEPTIBLE TO TRENDS AND FACTORS AFFECTING THOSE INDUSTRIES.

     Net sales to the communications, computer and automotive industries represent a substantial portion of our revenues. Factors negatively affecting these industries and the demand for their products, also negatively affect our business, results of operations and stock price. Any adverse occurrence, including industry slowdown, recession, political instability, armed hostilities, terrorism, excessive inflation, prolonged disruptions in one or more of our customers' production, or labor disturbances, that results in a significant decline in the volume of sales in these industries, or in an overall downturn in the business and operations of our customers in these industries, could have a material adverse effect on our business, results of operations and financial condition. For example, the trend toward consolidation in the communications and computer industries could result in a lower level of acceptance of our products, reduced product requirements, purchasing delays by the combined entity or the loss of a customer. Also, the automotive industry is generally highly unionized and some of our customers have, in the past, experienced labor disruptions. Furthermore, the automotive industry is highly cyclical in nature and sensitive to changes in general economic conditions.

3. BECAUSE A SIGNIFICANT PORTION OF OUR SALES CURRENTLY COMES FROM A SMALL NUMBER OF CUSTOMERS, ANY DECREASE IN SALES FROM THESE CUSTOMERS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We depend on a small number of customers for a large portion of our business, and changes in the level of our customers' orders have, in the past, had a significant impact on our operating results. If a major customer reduces the amount of business it does with us, there would be an adverse impact on our operating results. Our 15 largest customers represent a substantial portion of our sales. Our two largest customers in recent periods were Compaq Computer Corporation and Motorola, Inc.

     We expect to continue to depend on sales to our major customers. Some of our customers are increasingly outsourcing their purchasing activities, placing a greater emphasis on cost while maintaining an emphasis on quality. Since it is difficult to replace lost business on a timely basis, it is likely that our operating results would be adversely affected if one or more of our major customers were to cancel, delay or reduce a large amount of business with us in the future. If one or more of our customers were to become insolvent or otherwise unable to pay for our services, our business, results of operations and financial condition could be adversely affected.

4.   WE FACE RISKS RESULTING FROM THE GLOBAL ECONOMIC SLOWDOWN.

     The global economic downturn has slowed demand in the CTS-served communications, computer and automotive markets. These markets for our electronic components and assemblies have softened and may continue to soften. As a result, our revenues and earnings have been negatively affected and this softening demand may create pricing pressures which could further negatively affect our revenues and earnings.

     Further deterioration of revenues and earnings, beyond current levels, could have a negative effect on our business, results of operations and financial condition. This could also have a negative effect on the price of our common stock and could also make it difficult for us to service our debt and to comply with the covenants in our credit facility and our other indebtedness, including any debentures that have not been converted to common stock. Violation of the covenants in our credit facility could require us to pay substantial fees to our banks until the violation is corrected or result in an event of default under our credit facility. In the event the violation cannot be corrected, we could be required to negotiate a new credit facility with a new bank group or raise equity or additional debt in public or private transactions.

5. WE FACE RISKS RELATING TO THE SUCCESS OF OUR RESTRUCTURING, CONSOLIDATION AND COST REDUCTION PLAN.

     During 2001, we recorded $40 million of pre-tax restructuring and impairment charges relating to a plan to realign our operations, $14 million of which we recorded in the second quarter and $26 million of which we recorded in the fourth quarter. We began to implement the plan during the second quarter of 2001. The plan was designed to permit us to operate more efficiently in the then-prevailing environment and, at the same time, to allow us to be well positioned as the economy improves.

     The restructuring plan is proceeding on schedule. However, anticipated savings were based on revenue volumes and mix experienced during the fourth quarter of 2000 instead of revenue volumes expected at the time the plan was implemented. If the expected revenue volumes are not met during the next two fiscal years, some of the expected savings may be delayed or not achieved.

     Additional restructuring activities and related charges may be required in the event that the business environment deteriorates further, estimated proceeds from expected asset sales are reduced, or we identify other areas for cost savings.

6. BECAUSE WE HAVE SIGNIFICANT NON-U.S. OPERATIONS, OUR FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER FACTORS EXISTING IN NON-U.S. COUNTRIES IN WHICH WE OPERATE.

     We have substantial international operations. Our international operations are subject to inherent risks, including:

     - political and economic instability in countries in which we have manufacturing facilities;

     -    expropriation;

     -    currency controls;

     -    changes in government regulation;

     -    high levels of inflation;

     - changes in labor conditions and difficulties in staffing and managing our non-U.S. operations;

     - greater difficulty in collecting our accounts receivable and longer payment cycles;

     -    less favorable intellectual property laws;

     -    increases in the duties and taxes we pay;

     -    exposure to different legal standards; and

     -    fluctuations in exchange rates.

     In addition, these same factors may also place us at a competitive disadvantage to some of our non-U.S. competitors. All of these risks have affected and may continue to affect our business, results of operations and financial condition.

7. WE FACE RISKS RELATING TO THE PROTECTION OF OUR INTELLECTUAL PROPERTY.

     The success of our business depends, in part, upon our ability to protect trade secrets, copyrights and patents, obtain or license patents and operate without infringing on the rights of others. We rely on a combination of trade secrets, copyrights, patents, nondisclosure agreements and technical measures to protect our proprietary rights in our products and technology. The steps taken by us in this regard may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some non-U.S. countries do not protect our proprietary rights to the same extent as do the laws of the United States. Although we continue to evaluate and implement protective measures, we cannot assure you that these efforts will be successful.

     We believe that patents will play an increasingly important role in our commercial business. However, we cannot assure you that any issued patent will provide us with any competitive advantages, that the patents will not be challenged by third parties or that the patents of others will not adversely affect our ability to do business.

     There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a product or process that does not infringe upon the rights of that other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in the development, or licenses may not be available on commercially acceptable terms, if at all.

8. WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST LARGER COMPANIES.

     We operate in a highly fragmented and competitive industry. We compete against many domestic and non-U.S. companies, some of which have substantially greater manufacturing, financial, research and development and marketing resources than we do. Although no single competitor competes with us along all product lines, we compete with a variety of suppliers with respect to different subsets of our products. Additionally, many of our customers are seeking to consolidate their business among one or more preferred or qualified suppliers. If any customer becomes dissatisfied with our prices, quality or timeliness of delivery, among other things, it could award future business or move existing business to our competitors. Moreover, some of our customers could choose to manufacture and develop particular components themselves rather than purchase them from us. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could adversely affect our business, results of operations and financial condition. In addition, some of our competitors have engaged in merger and acquisition transactions. Consolidations by competitors are likely to create entities with increased market share, customer bases, proprietary technology and marketing expertise and expanded sales force size. These developments may adversely affect our ability to compete against these competitors, many of which are significantly larger and have greater financial and other resources. We cannot assure you that our products will continue to compete successfully with our competitors' products.

9. CUSTOMER PRESSURE TO REDUCE PRICES MAY CAUSE REDUCTIONS IN SALES OR PROFIT MARGINS.

     Many of our customers are under pressure to reduce the price of their products or services, and, therefore, we expect to continue to experience pressure from our customers to reduce the prices of our products. In many of our markets, average sales prices of established products have declined in the past. We anticipate that prices will continue to decline, which could negatively impact our sales and/or gross profit margins. Accordingly, to remain competitive, we believe that we must continue to develop product enhancements and new technologies, and improve manufacturing efficiencies, that will slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our business, results of operations and financial condition would be adversely affected.

10. WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state and non-U.S. environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in our manufacturing process. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of our former and existing manufacturing sites, as well as sites at which we have arranged for the disposal of hazardous wastes, even if we fully comply with applicable environmental laws. If we violate environmental laws, we could be liable for fines, damages and costs of remedial actions and could also be subject to revocation of our environmental permits. Any revocation could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and potentially causing our common stock price to decline. Environmental laws, including environmental laws in the European Union and other non-U.S. countries, could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also could negatively impact our business, results of operations and financial condition.

11. THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY.


     The market price for our common stock has been and may continue to be volatile. From January 3, 2000 to June 3, 2002 the last sale price of our common stock ranged from a low of $13.30 per share to a high of $80.50 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:


     -    changes in financial estimates by securities analysts;

     -    changes in market valuations of related companies;

     - announcements by us or our competitors of new products or technological innovations or of significant acquisitions, strategic partnerships or joint ventures;

     - general and industry stock market conditions, particularly in the communications industry;

     -    general U.S. and worldwide economic conditions;

     - conditions in our industries such as competition, demand for services and technological advances;

     -    changes in our revenues and earnings;

     - changes in our customer base, including any loss of a major customer, and our contracts with customers;

     - introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

     - effectiveness in managing our manufacturing processes and related assets, including our inventory and fixed assets;

     -    adverse or unfavorable publicity regarding us or our products;

     -    additions or departures of key personnel;

     - any deviations in net revenues or in losses from levels expected by securities analysts; and

     -    future sales of common stock.

     We may fail to meet expectations of our shareholders or of analysts at some time in the future, and our stock price could decline as a result.

     In addition, sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock.

12. OUR CREDIT FACILITY CONTAINS PROVISIONS THAT COULD MATERIALLY RESTRICT OUR BUSINESS.

Our credit facility contains a number of significant covenants that, among other things, restrict our ability to:

     -    dispose of assets;

     -    incur additional debt;

     -    guarantee third-party obligations;

     -    repay other debt or amend other debt instruments;

     -    create liens on assets;

     -    enter into capital leases;

     -    make investments, loans or advances;

     -    make acquisitions or engage in mergers or consolidations;

     -    make capital expenditures; and

     -    engage in specified transactions with our subsidiaries and affiliates.

     In addition, under our credit facility, we are required to meet a number of financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of these covenants or restrictions, it could result in an event of default under our credit facility. Any breach might permit our lenders to declare all amounts owing thereunder to be due and payable, and our senior lenders could terminate their commitments to make further extensions of credit under our credit facility. Additionally, if we were unable to repay debt to our secured lenders, they could proceed against the collateral securing the debt.

13.  ANTI-TAKEOVER PROVISIONS COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

     We are an Indiana corporation subject to Indiana state law. Some of these state laws could interfere with or restrict takeover bids or other change-in-control events affecting us. One statutory provision prohibits us, except under specified circumstances, from engaging in specified business combinations, including any merger, sale of assets or recapitalization with any shareholder who owns 10% or more of our common stock or any affiliate of that shareholder.

     We have opted out of Indiana's "control share acquisition" provisions, which restrict the voting rights of shares acquired in transactions which cause the beneficial owner of the shares to exceed specified ownership thresholds. We could, however, by action of the board of directors, elect to have those provisions apply in the future.


     In addition, our articles of incorporation allow us to issue up to approximately 25 million additional shares of common stock (including the shares issuable upon conversion of the debentures) and 25 million shares of preferred stock without shareholder approval. The board of directors has the authority to determine the price and terms under which the additional common or preferred stock may be issued. Issuance of this common and preferred stock could make it more difficult for a third party to acquire control of CTS.

     Also, provisions in our articles of incorporation, bylaws, and other agreements to which we are a party could delay, deter or prevent a change in control of CTS. These provisions, alone or in combination with each other and with the rights agreement described below, may discourage transactions involving actual or potential changes in control, including transactions that otherwise could involve payment of a premium over the prevailing market price to shareholders for their common stock.

     On August 28, 1998, our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of September 10, 1998, and each share issued thereafter. The rights agreement is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire CTS by means of unfair or abusive takeover tactics. However, the existence of the rights agreement may impede a takeover of CTS not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing market price for our common stock.

B. OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This prospectus contains "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "plan," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those stated in these forwarded-looking statements due to a variety of factors, including those described above under "A. Risk Factors Relating to CTS" and other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2001 and our subsequent quarterly report on Form 10-Q.

     We cannot guarantee that the results and events contemplated by forward-looking information will in fact occur, and you should not rely unduly on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              III. USE OF PROCEEDS

     All sales of the common stock issuable upon conversion of our outstanding 6 1/2% Convertible Subordinated Debentures will be by or for the account of the selling stockholders listed in the following section of this prospectus. We will not receive any cash proceeds from these sales of common stock.

                            IV. SELLING STOCKHOLDERS

     All of the shares of common stock issuable upon conversion of our outstanding 6 1/2% Convertible Subordinated Debentures are being offered by the selling stockholders listed in the table below. Only those shares of common stock issued upon conversion of the debentures may be offered by the selling stockholders. We issued the debentures in April 2002 in a private placement transaction exempt from registration under the Securities Act of 1933.

    No offer or sale under this prospectus may be made by a holder of the shares of common stock unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us.

     The selling stockholders may offer and sell, from time to time, any or all of their common stock issued upon conversion of the debentures. The number of shares of common stock that will ultimately be issued to the selling stockholders cannot be determined at this time because it is dependent on whether the holders of the debentures elect to convert all or part of their debentures into common stock. The number of shares of common stock offered pursuant to this prospectus have been calculated based on the current conversion price of the debentures and assumes full conversion of all debentures held by the selling stockholders. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of the shares of common stock that will be held by the selling stockholders upon termination of the offering.


     The following table lists:

     -    the name of each selling stockholder;


     - the number of shares of CTS common stock beneficially owned by that holder before the offering; and


     - the amount of common stock being offered for sale by that selling stockholder.

     The information in the table reflects the most recent information furnished to us by the identified selling stockholder. Unless otherwise indicated, no selling stockholder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years.



                                                             COMMON STOCK
                                                             ------------
                                                        NUMBER OF     NUMBER OF
                                                         SHARES        SHARES
     NAME OF SELLING STOCKHOLDER                          OWNED        OFFERED
     ---------------------------                        ---------     ---------
Halifax Fund, L.P.                                      418,890(1)     349,075
DeAM Convertible Arbitrage Fund, Ltd.                   299,208(2)     249,340
Palladin Overseas Fund, Ltd.                             59,842(3)      49,868
Lancer Securities (Cayman) Ltd.                          29,921(4)      24,934
Palladin Partners I, L.P.                                29,921(4)      24,934
Steelhead Investments Ltd.                              359,850(5)     299,208
RAM Trading, Ltd.                                       299,208(2)     249,340


(1) Includes 69,815 shares that may be acquired upon conversion of additional debentures that the selling stockholder has an option to acquire, which option is exercisable within 60 days of May 31, 2002.

(2) Includes 49,868 shares that may be acquired upon conversion of additional debentures that the selling stockholder has an option to acquire, which option is exercisable within 60 days of May 31, 2002.

(3) Includes 9,974 shares that may be acquired upon conversion of additional debentures that the selling stockholder has an option to acquire, which option is exercisable within 60 days of May 31, 2002.

(4) Includes 4,987 shares that may be acquired upon conversion of additional debentures that the selling stockholder has an option to acquire, which option is exercisable within 60 days of May 31, 2002.

(5) Includes 59,842 shares that may be acquired upon conversion of additional debentures that the selling stockholder has an option to acquire, which option is exercisable within 60 days of May 31, 2002.


     On April 15, 2002, we and the initial purchasers of the debentures entered into a registration rights agreement. That agreement requires that we make this prospectus available to the selling stockholders, subject to the exceptions described below, until the earlier of:

     - the date when all of the securities have been publicly sold under this prospectus or Rule 144 under the Securities Act of 1933; and

     - the date when all the securities remaining to be sold under the prospectus may be resold under Rule 144(k) of the Securities Act of 1933.

This time period is referred to as the registration period.

     We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in these documents not misleading. We will be permitted to suspend the use of this prospectus:

     - in connection with pending corporate developments, public filings with the Securities and Exchange Commission and similar events, for a period not to exceed 15 consecutive business days or an aggregate of 45 days in any twelve-month period; or

     - in connection with any proposed or pending mergers, acquisitions, financings or similar transactions, for a period not to exceed 30 consecutive business days in any twelve-month period.

     In the event that:

     - the registration statement of which this prospectus is a part is not declared effective by August 14, 2002; or

     - before the end of the registration period, this prospectus is unavailable for periods in excess of those set forth in the preceding paragraph;

(each of these is deemed to be a registration default) then we will pay liquidated damages to the holders of the debentures or holders of common stock entitled to be sold under this prospectus that are affected by the registration default, as applicable. These liquidated damages will accrue:

     - for the first 30-day period in which a registration default occurs (prorated for any period less than 30 days), at the rate of 0.5% of the principal amount of the debentures then held by the holder; and

     - for each 30-day period in which a registration default exists thereafter (prorated for any period less than 30 days), at the rate of 1% of the principal amount of the debentures then held by the holder.

                            V. PLAN OF DISTRIBUTION

     The common stock being offered by this prospectus may be sold from time to time to purchasers directly by the selling stockholders listed in the table set forth in "IV. Selling Stockholders" or, alternatively, through underwriters, broker-dealers or agents. The selling stockholders may offer the common stock at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may include short sales and may be effected in transactions, including cross or block transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     - in transactions other than transactions on an exchange or over-the-counter market; and

     -    through the writing of options or other derivative contracts.

     In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock and deliver them to close out the short positions, or loan or pledge the common stock to broker-dealers that in turn may sell them, pursuant to this prospectus.

     The selling stockholders and any of their brokers, dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters," and any profits on the sale of the common stock by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any broker, dealer, agent or underwriter regarding the sale of the common stock by that selling stockholder.

     At any time a particular offer of common stock is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of common stock. In addition, the common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than by this prospectus.

     We have agreed to indemnify the selling stockholders against specified liabilities under the Securities Act of 1933 and to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                               VI. LEGAL MATTERS

     Richard G. Cutter, Esq., our Vice President, General Counsel and Secretary will pass upon the validity of the common stock offered by this prospectus.

                                  VII. EXPERTS

     The financial statements of CTS incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    VIII. WHERE YOU CAN GET MORE INFORMATION

A. AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission's web site on the Internet at http://www.sec.gov. The New York Stock Exchange also allows you to inspect and copy reports and information about CTS.

     Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved. You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date set forth on the cover.

B. INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus information that we have filed with the Commission. This means:

     -    incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the Commission will automatically update and supersede the information in or incorporated by reference into this prospectus, as described below.

     We will make documents incorporated by reference available to you without charge upon your oral or written request. Requests for those documents should be directed to CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514,
Attention: Vice President Investor Relations, telephone (574) 293-7511. We will not include exhibits to these documents, unless you specifically request them or the exhibits were specifically incorporated by reference.

     This prospectus incorporates by reference the following documents:

     - Annual report on Form 10-K for the year ended December 31, 2001, dated and filed with the Commission on March 18, 2002;

     - Quarterly report on Form 10-Q for the quarter ended March 31, 2002, dated and filed with the Commission on April 30, 2002;

     -    Current reports on Form 8-K:

          -    dated and filed with the Commission on February 1, 2002;

          -    dated and filed with the Commission on February 5, 2002;

          -    dated and filed with the Commission on February 7, 2002;

          -    dated and filed with the Commission on March 1, 2002;

          -    dated and filed with the Commission on April 18, 2002;

          - dated April 19, 2002 and filed with the Commission on April 22, 2002; and

          -    dated April 22, 2002 and filed with the Commission on April 30,
               2002.

     - Proxy statement, dated and filed with the Commission in definitive form on April 18, 2002, with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934;

     - The description of our common stock as set forth in Exhibit (99)(a) to the annual report on Form 10-K for the year ended December 31, 2001, dated and filed with the Commission on March 18, 2002; and

     - The description of the rights to purchase common stock and/or preferred stock contained in the registration statement on Form 8-A, dated and filed with the Commission on September 1, 1998, as amended on April 22, 2002.

     We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. This additional information is a part of this prospectus from the date of filing of those documents.

     Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the various expenses and costs to be incurred by CTS Corporation in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions which will be borne by the selling stockholders. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission filing fee...  $    1,838
                                                  ----------
Printing expenses...............................       1,000
                                                  ----------
Legal fees and expenses.........................       5,000
                                                  ----------
Accounting fees and expenses....................       2,500
                                                  ----------
Miscellaneous expenses..........................         662
                                                  ----------
          Total.................................  $   11,000
                                                  ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary of the material provisions of CTS' bylaws relating to indemnification of directors and officers, CTS' articles of incorporation, CTS' indemnification agreements with officers and directors and the Indiana Business Corporation Law is not intended to be exclusive and is qualified in its entirety by such bylaws, articles of incorporation, indemnification agreements and statutes.

     CTS' bylaws provide that CTS shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to CTS unless a court determines otherwise.

     CTS' articles of incorporation provide that the personal liability of the directors of CTS will be eliminated to the fullest extent permitted by applicable law. The bylaws provide that no director of CTS will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director provided, however, that such provision does not apply to any liability of a director (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or
(b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

     Pursuant to separate indemnification agreements with CTS, each officer and director of CTS is indemnified from all liabilities arising out of the activities reasonably taken in the performance of their respective duties as officers and directors of CTS.

     CTS also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of this insurance is to indemnify any officer or director of CTS against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by CTS.

ITEM 16. EXHIBITS

     All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by CTS Corporation, file no. 1-4639.

   EXHIBIT
   NUMBER                       DESCRIPTION OF EXHIBITS
   -------                      -----------------------

     4.1 -- Amended and Restated Articles of Incorporation, (incorporated by reference to Exhibit 5 to the Current Report on Form 8-K, filed with the Commission on September 1, 1998).

     4.2 -- Registration Rights Agreement, dated April 15, 2002, among CTS Corporation, Halifax Fund, L.P., DeAm Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Lancer Securities (Cayman) Ltd., Palladin Partners I, L.P., Steelhead Investments, Ltd. and Ram Trading, Ltd. (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K, filed with the Commission on April 22, 2002).

  ** 5     --  Opinion of Richard G. Cutter, Esq., Vice President, General
               Counsel and Secretary of CTS regarding validity.

     23.1  --  Consent of Richard G. Cutter, Esq. (included in Exhibit 5).

    *23.2  --  Consent of PricewaterhouseCoopers LLP.

   **24    --  Powers of Attorney.



----------

*  Filed herewith

** Previously filed



ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ELKHART, IN THE STATE OF INDIANA, ON THE 4TH DAY OF JUNE, 2002.


                               CTS CORPORATION

                               By: /s/ RICHARD G. CUTTER
                                   ---------------------
                                   Richard G. Cutter
                                   Vice President, General Counsel and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                            TITLE                 DATE

                 * Director, President and Chief ------------------------------------- Executive Officer (principal
         Donald K. Schwanz             executive officer)



                 *                     Senior Vice President and
-------------------------------------  Chief Financial Officer
         Vinod M. Khilnani             (principal financial
                                       officer)


                 * Controller, Group Accounting ------------------------------------- (principal accounting
          Thomas A. Kroll              officer)


                 *                     Director
-------------------------------------
          Walter S. Catlow

                 *                     Director
-------------------------------------
        Lawrence J. Ciancia

                 *                     Director
-------------------------------------
           Thomas G. Cody

                 *                     Director
-------------------------------------
         Gerald H. Frieling

                 *                     Director
-------------------------------------
        Roger R. Hemminghaus

                 *                     Director
-------------------------------------
         Michael A. Henning

                 *                     Director
-------------------------------------
         Robert A. Profusek

                 *                     Director
-------------------------------------
      Randall J. Weisenburger


       /s/ RICHARD G. CUTTER           *Attorney-in-fact         June 4, 2002
-------------------------------------
         Richard G. Cutter

                                    EXHIBITS

  EXHIBIT
  NUMBER             DESCRIPTION OF EXHIBITS
  -------            -----------------------



    *23.2  --  Consent of PricewaterhouseCoopers LLP.



----------

* Filed herewith